Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of America, 44th Floor

New York, New York 10105

United States of America

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

United States of America